Exhibit 99.1

Cadence Pharmaceuticals Reports Second Quarter 2013 Financial Results

SAN DIEGO, CA – July 31, 2013 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the three and six months ended June 30, 2013.

For the second quarter ended June 30, 2013, Cadence reported net product revenue of $24.7 million, an increase of $13.6 million, or 123% from the second quarter of 2012, and an increase of $1.1 million, or 5% from the first quarter of 2013. Excluding the one-time recognition of $2.6 million of previously deferred net product revenue during the first quarter of 2013, net product revenue for the second quarter of 2013 increased by $3.7 million, or 18%, compared to the first quarter of 2013.

Additional highlights for the second quarter and first half of 2013 included:

•

Net product revenue for the first half of 2013 was $48.3 million, which includes the one-time recognition in the first quarter of 2013 of $2.6 million of previously deferred net product revenue. This represents an increase of $29.2 million, or 153%, compared to the first half of 2012. Excluding the one-time recognition of previously deferred revenue, net product revenue for the first half of 2013 was $45.7 million, which represents an increase of $26.6 million, or 139%, compared to the first half of 2012.

•

As of June 30, 2013, over 4,350 unique end-user customer accounts had ordered OFIRMEV, an increase of 37% from the same time last year. The number of repeat customers increased by 49% during that same time.

•	The average order size per end-user customer increased 27% during the second quarter of 2013 as compared to the second quarter of 2012.

•	The average number of orders per end-user customer increased more than 10% during the second quarter of 2013, as compared to the second quarter of 2012.

•	The gross margin on sales of OFIRMEV was 66% for the three and six months ended June 30, 2013, as compared to 48% for the same periods in 2012.

“The second quarter saw the continuation of OFIRMEV’s strong growth trend, with sales more than doubling year-over-year,” said Ted Schroeder, President and CEO of Cadence. “We believe that usage of the product within our broad customer base will continue to increase, and our market share will grow. I’m pleased with the momentum we have been able to maintain with our revenue growth. As a result, we are raising our full year revenue guidance to reflect this trend. We now expect that our net product revenue for 2013 will range between $103.0 million and $105.0 million.”

Financial Results

Cadence’s net product revenue was $24.7 million for the three months ended June 30, 2013, which represents an increase of $13.6 million, or 123%, from the $11.1 million in net product revenue recognized for the three months ended June 30, 2012. For the six months ended June 30, 2013, Cadence reported net product revenue of $48.3 million, an increase of $29.2 million, or 153%, from the $19.1 million reported for the same period in 2012. As of January 1, 2013, Cadence began to recognize revenue at the time that product is sold to a wholesaler, consistent with other companies with products at this stage of commercialization. As a result, the company recorded a one-time adjustment during the six months ended June 2013 to recognize deferred revenue on previously shipped product, resulting in additional net product revenue of $2.6 million and cost of sales of $0.9 million, for a net gross margin impact of $1.7 million during the period.

For the three months ended June 30, 2013, Cadence reported a net loss of $11.9 million, or $0.14 per share, compared to a net loss of $21.0 million, or $0.25 per share, for the comparable period in 2012. For the six months ended June 30, 2013, Cadence reported a net loss of $13.2 million, or $0.15 per share, compared to $43.7 million, or $0.51 per share, for the six months ended June 30, 2012. Included in the company’s net loss for the six months ended June 30, 2013, was a gain of $7.7 million Cadence recorded on the waiver, termination and sale of its Incline assets in January 2013, for which the company received cash payments totaling $14.7 million.

Gross margin for the three months ended June 30, 2013, was 66%, compared to 48% for the three months ended June 30, 2012. Similarly, for the six months ended June 30, 2013, Cadence reported gross margin of 66%, compared to 48% for the same period in 2012. These year-over-year increases were primarily a result of higher freight costs incurred during 2012 that were not incurred in 2013 and the impact of price increases implemented in July 2012 and January 2013. Operating expenses, including patent amortization, increased $1.9 million for the three months ended June 30, 2013, to $27.2 million, from $25.3 million for the same period in 2012. This increase was primarily attributable to higher legal expenses incurred during the current period related to the company’s intellectual property litigation, partially offset by lower sales and marketing costs. For the six months ended June 30, 2013, Cadence reported operating expenses of $50.6 million, a decrease of $0.1 million as compared to $50.7 million for the first six months of 2012. This decrease was primarily attributable to lower sales and marketing costs, mostly offset by higher legal expenses related to the company’s intellectual property litigation.

As of June 30, 2013, Cadence held cash, cash equivalents and short-term investments of $56.8 million, a decrease of $5.3 million from $62.1 million at December 31, 2012. Net accounts receivable at June 30, 2013, was $9.0 million and days sales outstanding remained relatively constant during the quarter at approximately 33 days.

Guidance

As of July 31, 2013, Cadence expects that net product revenue from sales of OFIRMEV for the twelve months ending December 31, 2013, will range between $103.0 million and $105.0 million.

Conference Call and Webcast on July 31, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on July 31, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investors page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call. Cadence uses the Investors portion of its website as one means of disclosing material non-public information, and investors are encouraged to monitor Cadence’s website in addition to following the company’s press releases, SEC filings and public conference calls and webcasts.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

Non-GAAP Financial Measures

This press release provides financial measures for net product revenue that exclude specifically identified non-routine items, and are therefore not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance that enhances management’s and investors’ ability to evaluate and compare Cadence’s operating results.

These non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for any other performance measure determined in accordance with GAAP. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, including that other companies may calculate similar non-GAAP financial measures differently than Cadence, limiting their usefulness as a comparative tool. Cadence compensates for these limitations by providing specific information regarding the GAAP amount excluded from the non-GAAP financial measures. Cadence further compensates for the limitations of its use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate overview may be viewed on the Investors page of www.cadencepharm.com under “Events & Presentations” by selecting “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s belief that usage of OFIRMEV will continue to increase and the product’s market share will grow; and the company’s guidance regarding anticipated net product revenue from sales of OFIRMEV for the twelve months ending December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current intellectual property litigation with the parties that have submitted new drug applications (“NDAs”) or abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue intellectual property litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted NDAs or ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future intellectual property litigation, and the impact it may have on the sales and pricing of the product; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, and the potential implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue SVP & Chief Financial Officer Cadence Pharmaceuticals, Inc. Phone: 858-436-1400	Kelli France Media Relations WCG Phone: 415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Product revenue, net	$24,674	$11,075	$48,286	$19,079
License revenue	—	33	—	33

Total revenues	24,674	11,108	48,286	19,112

Costs and expenses:
Cost of product sales	8,294	5,756	16,461	10,002
Amortization of patent license	336	336	672	672
Research and development	1,680	1,700	3,043	3,211
Selling, general and administrative	25,698	23,241	47,333	46,772
Other	(545)	1	(495)	1

Total costs and expenses	35,463	31,034	67,014	60,658

Loss from operations	(10,789)	(19,926)	(18,728)	(41,546)
Other (expense) income, net	(1,086)	(1,063)	5,490	(2,116)

Net loss	$(11,875)	$(20,989)	$(13,238)	$(43,662)

Basic and diluted net loss per share	$(0.14)	$(0.25)	$(0.15)	$(0.51)

Shares used to compute basic and diluted net loss per share	85,804	85,553	85,738	85,536

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,		December 31,
	2013		2012
	(unaudited	)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$56,823		$62,072
Restricted cash	640		640
Accounts receivable, net	8,962		6,152
Inventory	7,318		6,498
Prepaid expenses and other current assets	2,411		1,154

Total current assets	76,154		76,516
Property and equipment, net	1,894		1,967
Intangible assets, net	11,418		12,090
Other assets	86		7,106

Total assets	$89,552		$97,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,769		$5,796
Accrued liabilities	13,398		12,969
Deferred revenue	—		2,234
Current portion of long-term debt, less discount	5,197		—

Total current liabilities	26,364		20,999
Other liabilities	417		51
Long-term debt, less discount	23,867		28,818
Total stockholders’ equity	38,904		47,811

Total liabilities and stockholders’ equity	$89,552		$97,679